United Security Bancshares reports 2021 net income of $10.1 million

FRESNO, CA - January 26, 2022. United Security Bancshares (Nasdaq: UBFO) today announced its unaudited financial results for the quarter and year ended December 31, 2021. The Company recognized net income of $10.1 million, or $0.59 per basic and diluted share, for the year ended December 31, 2021, compared to net income of $9.0 million, or $0.53 per basic and diluted share for the year ended December 31, 2020.

Fourth Quarter 2021 Highlights (at or for the quarter ended December 31, 2021, except where noted)
▪Net income for the quarter increased 75.3% to $3.4 million, compared to $1.9 million for the quarter ended December 31, 2020. The increase is primarily the result of an increase of $540,000 in loan interest income and fees, an increase of $341,000 in investment securities income, and a decrease of $512,000 in the fair value of a financial liability.
▪Total assets increased 21.81% to $1.3 billion, compared to $1.1 billion at December 31, 2020.
▪Total loans, net of unearned fees, increased 33.2% to $871.5 million, compared to $654.3 million at December 31, 2020.
▪Total investments increased 111.9%, or $96.5 million, to $182.6 million, compared to $86.2 million at December 31, 2020.
▪Total deposits increased 24.7% to $1.2 billion, compared to $952.7 million at December 31, 2020.
▪The allowance for credit losses as a percentage of gross loans decreased to 1.07%, compared to 1.30% at December 31, 2020. The decrease in the allowance for credit losses as a percentage of gross loans is principally due to a shift in loan mix. The loan mix change is primarily the result of growth in the purchased residential mortgage loan portfolio during the year.
▪Net interest income before the provision for credit losses increased 9.8% to $9.4 million for the quarter ended December 31, 2021, compared to $8.5 million for the quarter ended December 31, 2020.
▪Book value per share increased to $7.06, compared to $6.93 at December 31, 2020.
▪Net interest margin decreased to 3.08% from 3.36% for the quarter ended December 31, 2020.
▪Annualized average cost of deposits decreased to 0.17% from 0.19% for the quarter ended December 31, 2020.
▪Net charge-offs totaled $265,000, compared to net charge-offs of $817,000 for the quarter ended December 31, 2020.
▪Capital position remains well-capitalized with a 9.79% Tier 1 Leverage Ratio compared to 11.37% as of December 31, 2020.
▪Annualized return on average assets ("ROAA") was 1.03%, compared to 0.70% for the quarter ended December 31, 2020.
▪Annualized return on average equity ("ROAE") was 11.21%, compared to 6.41% for the quarter ended December 31, 2020.

Dennis Woods, President and Chief Executive Officer, stated: "We had a successful 2021 with growth in our balance sheet, core earnings, and improvement in credit quality. Total deposits grew 25% through the acquisition of new customers and the strengthening of existing customer relationships. Core net income, which is a non-GAAP measure, grew 19.1% over the prior year as a result of the successful execution of our 2021 cash deployment strategy. Our outlook on profitability going into 2022 is positive, as we look to build upon the growth achieved during the second half of 2021."

Provided at the end of this Press Release is a reconciliation of Core Net Income, as a non-GAAP measure, to Net Income. This reconciliation excludes Non-Core items such as the Fair Value Adjustment for TRUPs and gain or loss on sale of other real estate owned (OREO). Management believes that financial results are more comparative excluding the impact of such non-core items.

Results of Operations

Year Ended December 31, 2021:

Net income for the year ended December 31, 2021 increased $1,137,000 when compared to the year ended December 31, 2020. The increase is the result of an increase of $2.8 million in loan interest income and fees and $904,000 in investment income, partially offset by an increase of $888,000 in salary and employee benefits, a decrease of $491,000 in interest income resulting from the decrease in the amount of funds held in and rates paid on overnight deposits at FRB, and the change in the fair value of junior subordinated debentures. The change in fair value of junior subordinated debentures, which is caused by changes in LIBOR rates, was reflected as a $970,000 gain for the year ended December 31, 2020, compared to a $660,000 loss for the year ended December 31, 2021. The provision for credit losses was $2.1 million for the year ended December 31, 2021, compared to $2.8 million for the year ended December 31, 2020. ROAE for the year ended December 31, 2021 was 8.47%, compared to 7.55% for the year ended December 31, 2020. ROAA was 0.82% for the year ended December 31, 2021, compared to 0.86% for the year ended December 31, 2020.

The annualized average cost of deposits was 0.17% for the year ended December 31, 2021, a decrease from 0.22% for the year ended December 31, 2020. Average interest-bearing deposits increased 21.17% between the periods ended December 31, 2020 and 2021 from $535.8 million to $649.2 million, respectively.

Net interest income, before the provision for credit losses, for the year ended December 31, 2021 totaled $35.7 million, an increase of $3.4 million, or 10.45%, from $32.3 million for the same period ended December 31, 2020. The Company's net interest margin contracted from 3.41% for the year ended December 31, 2020 to 3.16% for the year ended December 31, 2021. The decrease was the result of earning assets repricing in the current low interest rate environment. This decrease was partially offset by a decrease in the yield on interest-bearing liabilities. Loan yields decreased from 5.06% to 4.51% between the two periods. The yield on interest-bearing liabilities decreased from 0.42% to 0.31% between the two periods. Included in interest income for the year ended December 31, 2021 were $920,000 in fees related to SBA PPP loans, compared to $515,000 for the same period ended December 31, 2020.

Noninterest income for the year ended December 31, 2021 totaled $3.4 million, a decrease of $1.8 million when compared to the $5.2 million reported for the year ended December 31, 2020. On a year-over-year comparative basis, noninterest income decreased primarily due to a loss on the fair value of junior subordinated debentures (TRUPs) of $660,000 for the year ended December 31, 2021, compared to a gain of $970,000 for the same period in 2020. The change in the fair value of TRUPs reflected in noninterest income was caused by fluctuations in the LIBOR yield curve. Noninterest income for the year ended December 31, 2020, includes a $310,000 gain in proceeds from bank-owned life insurance. Customer service fees totaled $2.8 million for the year ended December 31, 2021 and $2.7 million for the year ended December 31, 2020.

For the year ended December 31, 2021, noninterest expense totaled $23.6 million, an increase of $1.3 million compared to $22.3 million for the year ended December 31, 2020. On a year-over-year comparative basis, noninterest expense increased due to increases in salaries and employee benefits of $888,000, increases in professional fees of $245,000, and increases in regulatory assessments of $284,000 due to an increase in FDIC assessment rate, partially offset by a decrease in other real estate owned ("OREO") expense of $716,000 related to the write-down of $727,000 recognized during 2020. Salaries and employee benefits expense was lower in 2020 due to a reduction in branch and employee hours that occurred as a result of the COVID-19 pandemic.

The efficiency ratio for the year ended December 31, 2021 increased to 60.50%, compared to 59.46% for the year ended December 31, 2020. The increase is attributed to the increase in noninterest expense outpacing the growth in revenue.

The Company recorded an income tax provision of $3.2 million for the year ended December 31, 2021, compared to $3.5 million for the same period in 2020. The effective tax rate for the year ended December 31, 2021 was 24.16%, compared to 27.80% for the year ended December 31, 2020. The effective tax rate for 2021 reflects an increase in favorable permanent differences on the Company's filed tax returns and during the year, resulting in lower provision expense.

Quarter Ended December 31, 2021:

For the quarter ended December 31, 2021, the Company reported net income of $3.4 million and earnings per basic and diluted share of $0.20, compared to net income of $1.9 million and $0.11 per basic and diluted share for the same period ended December 31, 2020. Net income for the quarter ended September 30, 2021 was $2.6 million and $0.15 per basic and diluted share.

Net interest income, before the provision for credit losses, was $9.4 million for the quarter ended December 31, 2021, representing a $836,000, or 9.8%, increase from the $8.5 million reported at December 31, 2020. The increase in net interest income was driven by growth in the loan and investment portfolios. The Company's net interest margin decreased from 3.36% to 3.08% between the quarters ended December 31, 2020 and December 31, 2021, respectively. The decrease in the net interest margin was due to decreases in yields on loans and investment securities and was partially offset by a decrease in average rates paid on deposits and an increase in yields on interest-bearing deposits at FRB. Net interest income during the quarter ended December 31, 2021 increased 0.4% from the $9.3 million reported during the quarter ended September 30, 2021.

Noninterest income for the quarter ended December 31, 2021 totaled $1.3 million, an increase of $824,000 from the $467,000 in non-interest income reported for the quarter ended December 31, 2020. The increase is primarily attributed to an increase of $512,000 in the fair value of junior subordinated debentures between the two quarters and $303,000 in income received from an investment in a limited partnership during the fourth quarter of 2021 reported in other noninterest income. Noninterest income increased $361,000 from the $930,000 reported for the quarter ended September 30, 2021. This was primarily due to the income received from the limited partnership.

Noninterest expense for the quarter ended December 31, 2021 totaled $6.3 million, reflecting a $477,000 increase over $5.8 million reported for the quarter ended December 31, 2020, and a $118,000 increase from the $6.2 million reported from the quarter ended September 30, 2021. The increase between the quarters ended December 31, 2021 and 2020 resulted partially from increases of $215,000 in salaries and employee benefits and $185,000 in the net cost of OREO, partially offset by a decrease of $188,000 in professional fees. Included in OREO expense for the quarter ended December 31, 2021 is $155,000 in settlement expenses to resolve litigation related to OREO.

The Company recorded an income tax provision of $564,000 for the quarter ended December 31, 2021, compared to $651,000 for the quarter ended December 31, 2020, and $1.0 million for the quarter ended September 30, 2021. The effective tax rate for the quarter ended December 31, 2021 was 14.34%, compared to 25.3% and 28.5% for the quarters ended December 31, 2020 and September 30, 2021, respectively. The effective tax rate for the quarter ended December 31, 2021 reflects an increase in favorable permanent differences on the Company's filed tax returns and during the year, resulting in lower provision expense.

Balance Sheet Review

Total assets increased $238.3 million, or 21.81%, between December 31, 2021 and December 31, 2020. Gross loan balances increased $213.9 million and investment securities increased $96.5 million. As a result of purchases of securities for investment and additions to the loan portfolio, total cash and cash equivalents decreased $74.9 million between December 31, 2020 and December 31, 2021. Unfunded loan commitments increased from $216.8 million at December 31, 2020 to $239.1 million at December 31, 2021. OREO balances decreased from $5.0 million at December 31, 2020 to $4.6 million at December 31, 2021. The reduction is attributed to the sale of one OREO property during the year.

Total deposits increased $235.5 million, or 24.72%, to $1.19 billion during the year ended December 31, 2021. This increase was due to increases of $127.3 million in NOW and money market accounts, $84.9 million in noninterest bearing deposits, $17.3 million in savings accounts, and $6.1 million in time deposits. In total, NOW, money market and savings accounts increased 28.95% to $643.8 million at December 31, 2021, compared to $499.2 million at December 31, 2020. Noninterest bearing deposits increased 21.65% to $476.7 million at December 31, 2021, compared to $391.9 million at December 31, 2020. Core deposits, which are made up of the balance of noninterest bearing deposits, NOW, money market, savings, and time deposits accounts less than $250,000, increased $235.7 million.

Shareholders’ equity at December 31, 2021 was $120.2 million, an increase of $2.4 million from shareholders’ equity of $117.8 million at December 31, 2020. This increase in equity was the result of an increase in retained earnings and was partially offset by an increase in accumulated other comprehensive loss. At December 31, 2021 there was an accumulated other comprehensive loss of $1.2 million, as compared to an accumulated other comprehensive loss of $728,000 at December 31, 2020. The increase in the loss was primarily the result of an increase in unrealized losses on investment securities, offset by a decrease in the loss on junior subordinated debentures (TRUPs) caused by a change in market credit spreads during the years ended December 31, 2021.

The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.11 per share on December 12, 2021. The dividend was payable on January 18, 2022, to shareholders of record as of January 3, 2022. No assurances can be provided that future dividends will be declared and/or as to the timing of such future dividends, if any. The Company continues to be well capitalized and expects to maintain adequate capital levels.

Credit Quality

The Company recorded a provision for credit losses of $2.1 million for the year ended December 31, 2021, compared to a provision of $2.8 million for the year ended December 31, 2020. Net loan charge-offs totaled $1.3 million for the year ended December 31, 2021, as compared to net loan charge-offs of $2.2 million for the year ended December 31, 2020. Net charge-offs totaled $265,000 for the quarter ended December 31, 2021, compared to $817,000 and $508,000 for the quarters ended December 31, 2020 and September 30, 2021, respectively. The provision recorded during the year is attributed to loan portfolio growth, agricultural loan downgrades,and student loan charge-offs, partially offset by the continuation of the positive trend in the economic environment. For the year ended December 31, 2020, the provision recorded was attributed to growth of the loan portfolio, net charge-offs, and economic uncertainty resulting from COVID-19. In 2020, the Company had executed a total of 28 payment deferrals or modifications on outstanding loan balances of $70.0 million in connection with the COVID-19 relief provided by the CARES Act and interagency guidance issued in March 2020. The Company has not recognized any losses on the loan modifications and as of December 31, 2021, there were no modifications outstanding.

The Company's allowance for loan loss totaled 1.07% of the loan portfolio at December 31, 2021, compared to 1.30% at December 31, 2020. The decrease in the allowance for credit losses as a percentage of gross loans is primarily the result of a change in loan mix from an increase in residential mortgage loans purchased during the year. The reserve required on the residential mortgage loan segment is lower than reserves required for other loan segments due to lower historical loss rates. Management considers the allowance for credit losses at December 31, 2021 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDRs), other real estate owned through foreclosure, and loans more than 90 days past due and still accruing interest, decreased $899,000 between December 31, 2020 and December 31, 2021 to $16.6 million. Nonperforming assets as a percentage of total assets decreased from 1.61% at December 31, 2020 to 1.25% at December 31, 2021. The decrease in nonperforming assets is attributed to the reduction in past due loans more than 90 days and still accruing interest from $513,000 at December 31, 2020 to $453,000 at December 31, 2021, and decreases in total restructured loans of $833,000 between December 31, 2020 and December 31, 2021. OREO balances decreased from $5.0 million at December 31, 2020 to $4.6 million at December 31, 2021. Nonaccrual loans decreased $58,000 between December 31, 2020 and December 31, 2021.

About United Security Bancshares

United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 12 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Mendota, Oakhurst, San Joaquin, and Taft, California. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, and Consumer Lending departments. For more information, please visit www.unitedsecuritybank.com.

Non-GAAP Financial Measures

This press release and the accompanying financial tables contain a non-GAAP financial measure (Net Income before Non-Core) within the meaning of the Securities and Exchange Commission’s Regulation G. In the accompanying financial tables, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure. The Company’s management believes that this non-GAAP financial measure provides useful information about the Company’s results of operations and/or financial position to both investors and management. The Company provides this non-GAAP financial measure to investors to assist them in performing their analysis of its historical operating results. The non-GAAP financial measure shows the Company's operating results before consideration of certain adjustments and, consequently, this non-GAAP financial measure should not be construed as an alternative to net income (loss) as an indicator of the Company's operating performance, as determined in accordance with GAAP. The Company may calculate this non-GAAP financial measure differently than other companies.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are based on management’s knowledge and belief as of today and are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from those presented.   Factors that might cause such differences, some of which are beyond the Company’s ability to control or predict, include, but are not limited to: (1) the effects of the COVID-19 pandemic, or other similar outbreaks, including the effects of the steps being taken to address the pandemic and their impact on the Company’s markets, customers and employees, (2) changes in general economic and financial market conditions, either nationally or locally, (3) changes in interest rates, (4) changes in banking laws or regulations, (5) increased competition in the Company's markets, impacting the ability to execute its business plans, (6) loss of key personnel, (7) unanticipated credit losses, (8) drought, earthquakes or other natural disasters impacting the local economy and/or the condition of real estate collateral, (9) the impact of technological changes and the ability to develop and maintain secure and reliable electronic systems, (10) uncertainty regarding the replacement of LIBOR, and (11) changes in accounting policies or procedures.

The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K, for the year ended December 31, 2020, and particularly the section entitled "Management’s Discussion and Analysis of Financial Condition and Results of Operations."  Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	December 31, 2021	December 31, 2020
Assets
Cash and non-interest-bearing deposits in other banks	$31,057	$29,490
Due from Federal Reserve Bank ("FRB")	188,162	264,579
Cash and cash equivalents	219,219	294,069

Investment securities (at fair value)
Available-for-sale ("AFS") securities	178,902	82,341
Marketable equity securities	3,744	3,851
Total investment securities	182,646	86,192
Loans	869,314	655,411
Unearned fees and unamortized loan origination costs - net	2,219	(1,064)
Allowance for credit losses	(9,333)	(8,522)
Net loans	862,200	645,825

Premises and equipment - net	8,950	9,110
Accrued interest receivable	7,530	8,164
Other real estate owned	4,582	5,004
Goodwill	4,488	4,488
Deferred tax assets - net	3,615	2,907
Cash surrender value of life insurance	22,338	20,715
Operating lease right-of-use assets	2,594	2,864
Other assets	12,782	13,316
Total assets	$1,330,944	$1,092,654

Liabilities and Shareholders' Equity
Deposits
Non-interest-bearing	$476,749	$391,897
Interest-bearing	711,357	560,754
Total deposits	1,188,106	952,651

Operating lease liabilities	2,705	2,967
Other liabilities	8,737	8,305
Junior subordinated debentures (at fair value)	11,189	10,924
Total liabilities	1,210,737	974,847

Shareholders' Equity
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding: 17,028,239 at December 31, 2021 and 17,009,883 at December 31, 2020.	59,636	59,397
Retained earnings	61,745	59,138
Accumulated other comprehensive loss	(1,174)	(728)
Total shareholders' equity	120,207	117,807
Total liabilities and shareholders' equity	$1,330,944	$1,092,654

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands - except per share data)
	Three Months Ended			Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Interest Income:
Interest and fees on loans	$9,212	$9,163	$8,672	$35,154	$32,404
Interest on investment securities	647	650	306	2,337	1,433
Interest on deposits in FRB	71	64	63	239	730
Total interest income	9,930	9,877	9,041	37,730	34,567

Interest Expense:
Interest on deposits	508	496	452	1,899	2,014
Interest on other borrowed funds	44	44	47	180	276
Total interest expense	552	540	499	2,079	2,290
Net Interest Income	9,378	9,337	8,542	35,651	32,277
Provision for Credit Losses	453	453	631	2,107	2,769
Net Interest Income after Provision for Credit Losses	8,925	8,884	7,911	33,544	29,508

Noninterest Income:
Customer service fees	699	745	648	2,793	2,663
Increase in cash surrender value of bank-owned life insurance	147	139	122	555	504
Unrealized (loss) gain on fair value of marketable equity securities	(32)	(14)	(14)	(106)	74
Gain on proceeds from bank-owned life insurance	—	—	—	—	310
Gain (loss) on fair value of junior subordinated debentures	31	(35)	(481)	(660)	970
Recovery on investment	—	—	64	—	—
Loss (gain) on sale of assets	—	(5)	—	8	—
Other	446	100	128	795	653
Total noninterest income	1,291	930	467	3,385	5,174

Noninterest Expense:
Salaries and employee benefits	2,909	2,888	2,694	11,713	10,825
Occupancy expense	832	1,013	865	3,537	3,475
Data processing	183	147	107	565	493
Professional fees	1,048	833	1,236	3,572	3,327
Regulatory assessments	197	258	176	743	459
Director fees	109	91	94	385	376
Correspondent bank service charges	23	22	19	88	71
Net cost on operation and sale of OREO	189	24	4	256	972
Other	792	888	610	2,756	2,272
Total noninterest expense	6,282	6,164	5,805	23,615	22,270

Income Before Provision for Taxes	3,934	3,650	2,573	13,314	12,412
Provision for Taxes on Income	564	1,039	651	3,216	3,451
Net Income	3,370	2,611	1,922	$10,098	$8,961

Basic earnings per common share	$0.20	$0.15	$0.11	$0.59	$0.53
Diluted earnings per common share	$0.20	$0.15	$0.11	$0.59	$0.53
Weighted average basic shares for EPS	17,014,766	17,010,288	16,979,845	17,011,379	16,976,704
Weighted average diluted shares for EPS	17,042,236	17,035,533	17,017,265	17,030,874	16,998,585

United Security Bancshares
Average Balances and Rates (unaudited)
(in thousands)	Three Months Ended			Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Average Balances:
Loans (1)	$855,146	$826,754	$662,445	$779,062	$639,815
Investment securities	163,552	170,408	89,331	150,748	90,685
Interest-bearing deposits in FRB	188,467	172,073	258,071	199,610	217,273
Total interest-earning assets	1,207,165	1,169,235	1,009,847	1,129,420	947,773
Allowance for credit losses	(9,170)	(9,203)	(8,687)	(8,866)	(8,661)
Cash and due from banks	42,194	44,804	31,348	44,269	30,300
Other real estate owned	4,641	4,716	5,165	4,847	5,815
Other non-earning assets	62,574	60,771	61,525	63,800	61,742
Total average assets	$1,307,404	$1,270,323	$1,099,198	$1,233,470	$1,036,969

Interest-bearing deposits	$703,883	$675,419	$573,558	$649,237	$535,818
Junior subordinated debentures	11,266	11,225	10,061	11,089	9,746
Total interest-bearing liabilities	715,149	686,644	583,619	660,326	545,564

Non-interest-bearing deposits	461,962	453,159	386,534	443,639	363,004
Other liabilities	10,711	9,968	9,861	10,014	9,674
Total liabilities	1,187,822	1,149,771	980,014	1,113,979	918,242
Total equity	119,582	120,552	119,184	119,491	118,727
Total liabilities and equity	$1,307,404	$1,270,323	$1,099,198	$1,233,470	$1,036,969

Average Rates:
Loans (1)	4.27%	4.40%	5.21%	4.51%	5.06%
Investment securities	1.57%	1.51%	1.36%	1.55%	1.58%
Interest-bearing deposits in FRB	0.15%	0.15%	0.10%	0.12%	0.34%
Earning assets	3.26%	3.35%	3.56%	3.34%	3.65%
Interest bearing deposits	0.29%	0.29%	0.31%	0.29%	0.38%
Total deposits	0.17%	0.17%	0.19%	0.17%	0.22%
Junior subordinated debentures	1.55%	1.56%	1.86%	1.62%	2.83%
Total interest-bearing liabilities	0.31%	0.31%	0.34%	0.31%	0.42%
Net interest margin (2)	3.08%	3.17%	3.36%	3.16%	3.41%
(1) Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis.
(2) Net interest margin is computed by dividing annualized net interest income by average interest-earning assets.

United Security Bancshares
Condensed - Consolidated Balance Sheets (unaudited)
(in thousands)
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Cash and cash equivalents	$219,219	$259,428	$160,908	$307,909	$294,069
Investment securities	182,646	165,508	170,767	147,340	86,192
Loans	871,533	809,114	842,049	674,489	654,347
Allowance for credit losses	(9,333)	(9,144)	(9,200)	(8,549)	(8,522)
Net loans	862,200	799,970	832,849	665,940	645,825
Other assets	66,879	67,875	66,531	65,747	66,568
Total assets	$1,330,944	$1,292,781	$1,231,055	$1,186,936	$1,092,654

Non-interest-bearing	$476,749	$455,584	$442,140	$429,005	$391,897
Interest-bearing	711,357	695,131	648,302	618,776	560,754
Total deposits	1,188,106	1,150,715	1,090,442	1,047,781	952,651
Other liabilities	22,631	22,938	22,248	21,822	22,196
Total liabilities	1,210,737	1,173,653	1,112,690	1,069,603	974,847
Total shareholders' equity	120,207	119,128	118,365	117,333	117,807
Total liabilities and shareholder's equity	$1,330,944	$1,292,781	$1,231,055	$1,186,936	$1,092,654

United Security Bancshares
Condensed - Consolidated Statements of Income (unaudited)
(in thousands)	For the Quarters Ended:
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Total interest income	$9,930	$9,877	$9,404	$8,520	$8,496
Total interest expense	552	540	513	473	499
Net interest income	9,378	9,337	8,891	8,047	7,997
Provision for credit losses	453	453	826	375	631
Net interest income after provision for credit losses	8,925	8,884	8,065	7,672	7,366

Total non-interest income (loss)	1,291	930	1,322	(159)	467
Total non-interest expense	6,282	6,164	5,605	5,565	5,260
Income before provision for taxes	3,934	3,650	3,782	1,948	2,573
Provision for taxes on income	564	1,039	1,077	537	651
Net income	$3,370	$2,611	$2,705	$1,411	$1,922

United Security Bancshares
Nonperforming Assets (unaudited)
(dollars in thousands)
	December 31, 2021	December 31, 2020
RE construction & development	$11,226	$11,057
Agricultural	212	439
Total nonaccrual loans	$11,438	$11,496

Loans past due 90 days and still accruing	453	513
Restructured loans	176	535
Total nonperforming loans	$12,067	$12,544
Other real estate owned	4,582	5,004
Total nonperforming assets	$16,649	$17,548

Nonperforming loans to total gross loans	1.39%	1.91%
Nonperforming assets to total assets	1.25%	1.61%
Allowance for credit losses to nonperforming loans	77.34%	67.94%

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Return on average assets	1.03%	0.70%	0.82%	0.86%
Return on average equity	11.21%	6.41%	8.47%	7.55%
Annualized net charge-off to average loans	0.12%	0.49%	0.17%	0.34%

	December 31, 2021	December 31, 2020
Shares outstanding - period end	17,028,239	17,009,883
Book value per share	$7.06	$6.93
Efficiency ratio (1)	60.50%	59.46%
Total impaired loans	$12,034	$13,376
Net loan to deposit ratio	72.57%	67.79%
Allowance for credit losses to total loans	1.07%	1.30%
Tier 1 capital to adjusted average assets (leverage)
Company	9.79%	11.37%
Bank	9.64%	11.17%
(1) Efficiency ratio is defined as total noninterest expense divided by net interest income before provision for credit losses plus total noninterest income.

United Security Bancshares
Net Income before Non-Core Reconciliation
Non-GAAP Information (dollars in thousands)
(unaudited)
	Year Ended December 31,
	2021	2020	Change $	Change %
Net income	$10,098	$8,961	$1,137	12.7%

Junior subordinated debenture (1) fair value adjustment	660	(970)
Write down on OREO (2)	—	727
Loss on sale of OREO (2)	1	113
Total non-core items	661	(130)

Income tax effect	(192)	38
Non-core items net of taxes	469	(92)

Non-GAAP core net income	$10,567	$8,869	$1,698	19.1%

(1)Junior subordinated debenture fair value adjustment is not part of Core Income and depending upon market rates, can “add to” or “subtract from” Core Income and mask Non-GAAP Core Income change.
(2)Write down or Loss on sale of OREO is not considered part of Core Income.